Exhibit 99.1

THE HARTCOURT COMPANIES, INC.
FOR IMMEDIATE RELEASE
July 23, 2008

Press Release

Hartcourt Completes the Acquisition of Beijing Yanyuan Rapido Education Company.

Shanghai, China,  July 23th, 2008— The Hartcourt Companies, Inc. (OTC Bulletin Board: HRCT; Frankfurt: 900009) (“Hartcourt”) today announced that it has received all necessary governmental approvals and has now completed the acquisition of Beijing Yanyuan Rapido Education Company (“Beijing Yanyuan”) pursuant to the terms of the definitive agreement between Hartcourt and Beijing Yanyuan dated 13 June 2008. The new business license to reflect the ownership change of Beijing Yanyuan has now been issued by the Industry and Commerce Bureau of Beijing Municipality, thereby enabling the parties to close the transaction.  Beijing Yanyuan is now a subsidiary of Hartcourt, and Hartcourt will be able to consolidate 60 percent of Beijing Yanyuan’s net profit from the first quarter of this fiscal year.

Under the terms of the definitive agreement executed between Beijing Yanyuan and Hartcourt, Beijing Yanyuan committed that its net profit would exceed RMB6 million (US$827,000) for the year 2008, RMB10 million (US$1.379 million) for the year 2009, and RMB14 million (US$1.931 million) for the year 2010.

Founded by the Science Park of Peking University, Beijing Yanyuan is a well-known training institution. Beijing Yanyuan offers a program to help students rapidly improve their school grades. The program was invented by Mr. Zhenyu Hu, president of Beijing Yanyuan, and has been proven to be effective. Beijing Yanyuan is the sole general agent appointed by the Science Park of Peking University to promote and market this training program. Peking University (PKU) was the first national university in Chinese modern history, with a high reputation in and outside China.  Owing to the background of Peking University, abundant teaching resources, management team consisting of education experts and professors, Beijing Yanyuan has rapidly built its brand and market share, and has become a leading training institution in China.

Mr. Zhenyu Hu, shareholder and president of Beijing Yanyuan, is an editor of the magazine “Successful Way,” and a director of the Science Park of Peking University.   He has appeared in numerous newspaper articles and television programs. He has published numerous articles and books on education.

More details on Beijing Yanyuan and Mr. Zhenyu Hu can be obtained from the following Web sites:
www.pkusp.com/hu/zjzy.htm
www.pkusp.com/gftp/index.asp
www.yykc.net

Education and training is one of the fastest-growing areas in China.  China has one of the largest education systems in the world in terms of number of students.  Chinese citizens highly value education and seem willing to spend money on programs that would improve students’ academic performance.

Mr. Victor Zhou, CEO of Hartcourt, stated, “We are happy to complete the first step in restructuring Hartcourt to enter into the education/training market in China. With Beijing Yanyuan’s relationship with Peking University, experience in education and recognizable brand, this successful acquisition is a pivotal milestone for Hartcourt in implementing its strategy to enter into and focus on the education/training market in China.”

Mr. Zhenyu Hu, President of Beijing Yanyuan, stated, “Now that we are part of Hartcourt’s education business, we shall work under the guidance of Hartcourt to improve our profit, market coverage and overall competitiveness.”

About Hartcourt
Hartcourt’s achievements and operations can be found on its web site: http://www.hartcourt.com

Forward-looking Statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
Ms Mary Qi, Tel: + 86 21 51113716  Fax: + 86 21 51113719    Email: ir@hartcourt.com